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                                                                    EXHIBIT 3.23


State of California
SECRETARY OF STATE
CORPORATION DIVISION


     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

     IN WITNESS WHEREOF I execute this certificate and affix the Great Seal of the State of California this May 19, 1998.


/s/ Bill Jones
--------------
Bill Jones
Secretary of State

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ARTICLES OF INCORPORATION
OF
WESTERN MAGNESIUM CORP.


                                     *******


     FIRST: That the name of the corporation is WESTERN MAGNESIUM CORP.

     SECOND: That the specific business in which the said corporation will primarily engage is:

     To engage in the business of purchasing, developing, manufacturing, compounding, refining, distributing, selling, exploiting and using, and in every way deal in, manufacture, distill, treat, prepare, analyze, synthesize and produce chemicals of every kind, chemical materials, substances and products including acids, alkalis, and salts and their compounds.

     The general purposes and powers of the corporation are:

     To establish, build, lease as lessee, purchase or otherwise acquire, operate, maintain, improve, sell or otherwise dispose of, convey, mortgage, pledge, and lease as lessor, refineries, factories, mills, shops, offices, laboratories, structures, and works of all kinds.

     To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description.

     To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

     To acquire, subscribe for, hold, own, pledge and otherwise dispose of and vote shares of stock, bonds and securities of any other corporation, domestic or foreign.

     To become a promoter, a partner (either general or limited or both), a member, an associate, a joint venture or a manager of other business enterprises or partnerships or ventures, and to enter into agreements of partnership with individuals or other corporations, for the purpose of carrying on any business, which would be proper or convenient in connection with the purposes of the corporation.

     To enter into, make and perform contracts of every kind and description with any person firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof, conducive to the attainment of any of the objects or purposes of the corporation.



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     To borrow money and issue bonds, debentures, notes and evidences of indebtedness and to secure the payment or performance of its obligations by mortgage, deed of trust, pledge or otherwise.

     To purchase, hold, sell and transfer the shares of its own capital stock so far as may be permitted by the laws of the State of California.

     To have one or more offices within or without the State of California, to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class arid description in any of the states, districts, territories or colonies of the United States, and in any and a11 foreign countries, subject to the laws of such state, district, territory, colony or country.

     The foregoing clauses shall be construed both as objects and powers and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

     In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the State of California upon corporations formed under the laws of the State of California.

     THIRD: That the county in which the principal office for the transaction of the business of said corporation is located is San Diego County, State of California.

     FOURTH: The number of its directors is three (3). The name and address of each person appointed to act as a first director is as follows:

NAME                             ADDRESS

MARIS KRUZE                      277 Park Avenue,
                                 New York, New York 10017

JOHN L. VAUGHAN                  277 Park Avenue,
                                 New York, New York 10017

FRANK SIMMONS                    277 Park Avenue,
                                 New York, New York 10017

     The number of directors may be changed from time to time by a by-law fixing or changing the number duly adopted by the shareholders.

     FIFTH: The total number of shares which the corporation is authorized to issue is one thousand (1,000); all of such shares shall be without par value.

     Such shares may be issued for such consideration as from time to time may be determined by the board of directors.

     SIXTH: Subject to the right of shareholders to adopt, amend or repeal by-laws, by-laws may be adopted, amended, or repealed by the board of directors, except a by-law or amendment thereof changing the authorized number of directors.

     SEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation in the manner now or

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hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California each of the undersigned, including each person appointed to act as a first director of this corporation, has executed these articles of incorporation this 22nd day of December, 1975.


/s/ Maris Kruze
---------------
Maris Kruze, Incorporator-Director


/s/ John L Vaughan
------------------
John L. Vaughan. Incorporator-Director


/s/ Frank Simmons
-----------------
Frank Simmons, Incorporator-Director



STATE OF NEW YORK        ss
COUNTY OF NEW YORK


     On this 22nd day of December, 1975, before me, a notary public in and for the county and state aforesaid, personally appeared MARIS KRUZE, JOHN L. VAUGHAN and FRANK SIMMONS, known to me to be the persons whose names are subscribed to and who executed the within instrument, and acknowledged to me that they executed the same.

     IN WITNESS WHEREOF, I have hereto set my hand and affixed my official seal the day and year above written.

/s/
------------------------
Notary Public